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                                                              EXHIBIT 10(iii)(e)

                        RETIREMENT BENEFIT EQUITY PLAN
                                      OF
                       ARMSTRONG WORLD INDUSTRIES, INC.


     This Retirement Benefit Equity Plan was originally established, pursuant to the authority of the Board of Directors of Armstrong World Industries, Inc., effective January 1, 1976 to pay supplemental retirement benefits to certain employees of the Company who have qualified or may qualify for benefits under the Retirement Income Plan for Employees of Armstrong World Industries, Inc.
The Retirement Benefit Equity Plan is hereby amended and restated as of January 1, 2000.

     All benefits payable under this Plan shall be paid out of the general assets of the Company, or from a trust, if any, established by the Company for the purpose of paying benefits under the Plan, the assets of which shall remain subject to the claims of judgment creditors of the Company in accordance with the provisions of any such trust.

Article 1.  Definitions

     1.01 "Actuarial Equivalent Present Value" shall refer to the present value of a Member's supplemental benefits. With respect to any Member who is eligible to retire or has retired under the Retirement Income Plan, such present value shall be determined using the immediate Present Value Factors applied to a single life annuity payable immediately. With respect to any Member who is not eligible to retire or has not retired under the Retirement Income Plan, such present value shall be determined using the deferred Present Value Factors applied to an age 65 single life annuity. The determination of Actuarial Equivalent Present Value shall reflect future assumed increases in the limitations under Section 415 of the Internal Revenue Code, with such future assumed increases being based on the interest rate that is used by the Committee to determine the amount of any employment taxes that may be owed under Section 3121(v) of the Internal Revenue Code.

     1.02 "Board of Directors" shall mean the Board of Directors of the Company.

     1.03   "Committee" shall mean the Retirement Committee as provided for in
            Article 4.

     1.04 "Company" shall mean Armstrong World Industries, Inc. or any successor by merger, purchase or otherwise, with respect to its employees. The term Company shall also mean any other company participating in the Retirement Income Plan with respect to its employees if such Company adopts this Plan.

     1.05 "Compensation" shall mean a Member's "compensation" as determined under the Retirement Income Plan without regard to limitations under
            Section 401(a)(17) of the Internal Revenue Code, plus amounts deferred by the Member under the Armstrong Deferred Compensation Plan, if any, and amounts contributed by the Company to the Bonus Replacement Retirement Plan of Armstrong World Industries, Inc. (the "Bonus Replacement Retirement Plan") on behalf of the Member in the year in which such contribution is made.

     1.06   "Effective Date" shall mean January 1, 1976.

     1.07 "Member" shall mean any person included in the membership of the Plan as provided in Article 2.
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     1.08   "Plan" shall mean the Retirement Benefit Equity Plan of Armstrong
            World Industries, Inc. as described herein or as hereafter amended.

     1.09 "Present Value Factors" shall refer to the discount rate utilized in the Company's annual published financial statements in determining the Company's net credit for its U.S. defined benefit plans for the calendar year preceding the year in which the supplemental benefits are determined and the 1983 Group Annuity Mortality Table, based upon a fixed blend of 50% of the male rates and 50% of the female rates.

     1.10 "Retirement Income Plan" shall mean the Retirement Income Plan for Employees of Armstrong World Industries, Inc.

Article 2.  Membership

     2.01 Every person who was a member of the Plan as in effect on December 31, 1999 shall remain a Member of the Plan on or after January 1, 2000.

     2.02 Every other employee of the Company shall become a Member of the Plan on the first day of the calendar year in which the Committee determines that:

            (a) the employee's benefit calculated under the Retirement Income Plan exceeds the allowed benefit under Section 415 of the Internal Revenue Code,

            (b)  the employee's compensation exceeds the maximum allowed under
                 Section 401(a)(17) of the Internal Revenue Code,

            (c) the employee has compensation deferred under the terms of the Armstrong Deferred Compensation Plan,

            (d) the employee is a key executive designated by the Board of Directors, or its delegate, to receive credit for employment prior to his Company employment for purposes of calculating his Retirement Income Plan benefit, as provided under Section 3.01(a)(iii) of this Plan, or

            (e) the employee has a contribution made on his behalf to the Bonus Replacement Retirement Plan.

     2.03 Membership under the Plan shall terminate if a Member's employment with the Company terminates unless at that time the Member is entitled to retirement income payments pursuant to the Retirement Income Plan or benefits described in Section 3.04.

Article 3.  Amount and Payment of Supplemental Benefits

     3.01 The supplemental benefits under this Plan shall be payable by the Company only with respect to a Member who has retired, died or otherwise terminated his employment with the Company after becoming vested under the Retirement Income Plan. Any such supplemental benefits shall be payable from the general assets of the Company or from a trust, if any, established by the Company for the purpose of paying benefits under the Plan, the assets of which shall remain subject to the claims of judgment creditors of the Company in accordance with the provisions of any such trust.

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            The amount of any supplemental benefits payable to or on account of a Member pursuant to this Plan, expressed as a single life annuity payable as of the Member's "normal retirement date" (as that term is defined in the Retirement Income Plan) or in the event the Member defers his retirement beyond his normal retirement date, his "deferred retirement date" (as that term is defined in the Retirement Income Plan), shall be equal to (a) minus (b) minus (c) minus (d), where:

            (a) is the benefit calculated under the provisions of the Retirement Income Plan, but:

                 (i) disregarding any reduction in the amount of benefits under the Retirement Income Plan attributable to any provision therein incorporating limitations imposed by
                        Section 415 of the Internal Revenue Code or Section 401(a)(17) of the Internal Revenue Code;

                 (ii) disregarding any reduction due to compensation deferred under the Armstrong Deferred Compensation Plan;

                 (iii) including, for purposes of calculating Total Service under the Retirement Income Plan, years of employment for a Member described in Section 2.02(d) which precede his Company employment to the extent so designated by the Board of Directors, or its delegate, at the time such individual is designated as eligible for membership in the Plan; and

                 (iv) including, for purposes of determining compensation, any amounts contributed on the Member's behalf to the Bonus Replacement Retirement Plan;

            (b) is the actual amount of benefits payable to or on account of the Member as calculated under the Retirement Income Plan;

            (c) is the value of the benefit (excluding the portion of such benefit attributable to employee contributions) which is payable, which has been paid or which will become payable to a Member described in Section 2.02(d) from a qualified defined benefit plan to the extent such plan takes into account the period of employment described in Section 3.01(a)(iii). In the event the Member has received, is receiving, or is scheduled to receive benefits from another such plan in any form other than a single life annuity or at a time other than when benefits commence under this Plan, the benefit to be taken into account under this subsection (c) shall be determined by the Company based on actuarial assumptions and factors reasonably utilized under the Retirement Income Plan as of the date of determination, or to the extent such factors or assumptions do not contemplate a particular situation which arises under this Plan, based upon the Present Value Factors; and

            (d) is the actuarial equivalent value of any supplemental benefits previously paid to the Member under this Plan, provided that the actuarial equivalent value of any supplemental benefits paid as a single sum shall be determined using the Present Value Factors.

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            Notwithstanding the preceding provisions of this Section 3.01, in the event a retired or terminated Member's benefit calculated under the Retirement Income Plan is increased for any reason after the Member's supplemental benefit payments have commenced in an annuity form, the amount of any supplemental benefits payable to or on account of such Member under this Plan shall be reduced correspondingly on a prospective basis, and in the event such increase is made retroactively resulting in the overpayments of any or all of the Member's supplemental benefits, future benefit payments under this Plan shall be reduced to reflect such prior overpayments in any manner determined by the Committee, in its discretion, and applied on a consistent basis to all similarly situated Members, until an amount equal to the total overpayments in the Member's supplemental benefit payments are recovered.

     3.02 Subject to the following rules, an employee of the Company who becomes a Member under this Plan in accordance with Section 2.02 shall elect in writing the form and timing of payment of the supplemental benefits payable on behalf of such Member under this Plan within the thirty (30) day period following the Committee's determination that such employee has become a Member. Further, subject to the following rules, each employee of the Company who is a Member of the Plan on December 31, 1999 shall elect in writing no later than June 30, 2000 the form and timing of payment of the supplemental benefits payable on behalf of such Member.

            (a) The Member may elect to have his supplemental benefits paid in the form of any annuity that is offered under the Retirement Income Plan or in a single sum.

            (b) In no event shall the Member elect to have his supplemental benefits commence or be paid earlier than the later of: (i) the Member's attainment of age 55, or (ii) the date the Member first becomes eligible to receive his benefits under the Retirement Income Plan and in no event shall the Member elect to have his supplemental benefits commence or be paid later than the Member's attainment of age 65 or, if later, his actual retirement from the Company. Notwithstanding the preceding sentence, if the Member elects a single sum payment, he may elect to receive such single sum payment at any time following his termination of employment.

            (c) In the event the Member fails to affirmatively elect the form and timing of payment of his supplemental benefits hereunder, the Member shall be deemed to have elected to have his supplemental benefits paid in the form of a single life annuity, commencing as of the first day of the month next following his attainment of age 65 or if later, his actual retirement from the Company.

          (d) If the Member elects to have his supplemental benefits paid in a single sum, the Member shall receive 100% of the Actuarial Equivalent Present Value of his supplemental benefits determined under Section 3.01. Notwithstanding the preceding sentence, if the Member elects a single sum payment date that is within twelve (12) months of the date of his distribution election, he shall receive 94% of the Actuarial Equivalent Present Value of his supplemental benefits determined under
                 Section 3.01, and the

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                 remaining six percent (6%) of the Actuarial Equivalent Present
                 Value shall be permanently forfeited.

            (e) Notwithstanding any other provision of the Plan to the contrary, in the event the Member elects to receive a period certain annuity or joint and survivor annuity and either the beneficiary designated by the Member dies prior to the date the Member commences receiving his supplemental benefits or the Member designates his spouse as his beneficiary and the Member is not legally married to such spouse immediately preceding the date the Member commences receiving his supplemental benefits, the Member's election to receive such period certain annuity or joint and survivor annuity shall automatically be converted to an election to receive a single life annuity.

     3.03 Notwithstanding the provisions of Section 3.02, a Member who has not commenced receiving payment of his supplemental benefits may request in writing to the Committee to amend the commencement date (in the case of an annuity) or payment date (in the case of a single sum) and/or the form of payment of his supplemental benefits elected by the Member under Section 3.02, in accordance with the following rules:

            (a) A Member who has not commenced receiving payment of his supplemental benefits may request to amend the timing and/or form of payment of the supplemental benefits provided: (i) the commencement date or the payment date in the absence of such distribution election amendment is not within twelve (12) months of the date of the amendment; (ii) his amended commencement date or payment date (if applicable) is at least twelve (12) months after the date of the distribution election amendment; and (iii) his amended commencement date or payment date (if applicable) is otherwise in conformance with the provisions of Section 3.02(b).

          (b) Notwithstanding subsection (a) above and any other provision of the Plan to the contrary, a Member who has not commenced receiving payment of his supplemental benefits may request at any time to change (i) his annuity form of payment to a single sum payment or (ii) the payment date of the single sum, with the single sum payment in either case being made within the twelve (12) month period beginning on the date of the distribution election amendment and being equal to 94% of the Actuarial Equivalent Present Value of the Member's supplemental benefits, and with the remaining six percent (6%) of the Actuarial Equivalent Present Value being permanently forfeited.

          (c) Notwithstanding any other provision of the Plan to the contrary, a Member who is receiving annuity payments of his supplemental benefits may request to receive a single sum payment of the Actuarial Equivalent Present Value of the remaining supplemental benefits payable to such Member (and if applicable, to such Member's beneficiary in the case of a period certain annuity or a joint and survivor annuity) only under the following circumstances:

                 (i) Each Member who is receiving payments of his supplemental benefits immediately prior to March 1, 2000 shall be given a three (3) month period, beginning with the date the Committee notifies the Member, during which the

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                       Member may elect to receive such single sum payment.

                 (ii) In the event of a change in control (as defined in Section 5.05(c)), each Member who is receiving payments of his supplemental benefits immediately prior to the change in control shall be given a three (3) month period, beginning with the date of the change in control, during which the Member may elect to receive such single sum payment.

                 The Member's election under (i) or (ii) must be in writing and must specify the payment date of the single sum; provided, however, if the Member elects a payment date that is within twelve (12) months of the date of his single sum election, he shall receive 94% of the Actuarial Equivalent Present Value of the remaining supplemental benefits payable to such Member (and if applicable, to such Member's beneficiary), and the remaining six percent (6%) of the Actuarial Equivalent Present Value shall be permanently forfeited.

     3.04 Notwithstanding the provisions of Section 3.01 and Section 3.02, supplemental benefits shall be payable under this Plan to or on account of a Member described in Section 2.02(d) who: (i) is involuntarily terminated after completing one year of service but prior to becoming vested in the Retirement Income Plan, and (ii) receives severance pay benefits under the Severance Pay Plan for Salaried Employees of Armstrong World Industries, Inc. or any individual severance agreement, or who is eligible for severance pay benefits under the Employment Protection Plan for Salaried Employees of Armstrong World Industries, Inc. The Member's supplemental benefits will be calculated using the guaranteed pension schedule for Salaried Employees of Armstrong World Industries, Inc. under the Retirement Income Plan multiplied by the total years of service credited for employment prior to his Company employment, as determined in Section 2.02(d) and his years of Company employment and shall be payable in the form of a single life annuity commencing as of the later of the Member's attainment of age 62 or the Member's termination date.

     3.05 If a Member is restored to employment with the Company after having retired, any monthly payments under the Plan shall be discontinued and, upon subsequent retirement or termination of employment with the Company, the Member's benefits under the Plan shall be recomputed in accordance with Section 3.01 and shall again become payable to such Member in accordance with the provisions of the Plan, including his election under Section 3.02.

     3.06 In the event the dollar amount of the maximum benefit under the Retirement Income Plan pursuant to Section 415 of the Internal Revenue Code increases because of adjustments in the cost of living, the supplemental benefits of any Member payable under the Plan, whether or not in pay status, shall be recalculated to take into account the higher maximum benefit payable from the Retirement Income Plan. If payments have already commenced under the Retirement Income Plan and this Plan, benefit amounts under both plans shall be adjusted to reflect the higher maximum benefit, by increasing the amount paid under the Retirement Income Plan and decreasing the amount paid under this Plan, as soon as administratively possible after such a change.

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            Notwithstanding the above, if the Retirement Income Plan is terminated, no adjustments shall be made to benefits payable under this Plan with respect to changes in the maximum benefit after the date of such termination.

Article 4.  Administration

     4.01 The administration of the Plan and the responsibility for carrying out its provisions are vested in a Retirement Committee which shall be composed of the members of the Retirement Committee provided for under Article X of the Retirement Income Plan. The provisions of
            Article X of the Retirement Income Plan concerning powers of the Committee shall apply under this Plan. The Retirement Committee shall have the full and exclusive discretion and authority to interpret the Plan and to determine all benefits and to resolve all questions arising from the administration, interpretation, and application of Plan provisions, either by general rules or by particular decisions, including determinations as to whether a claimant is eligible for benefits, the amount, form and timing of benefits, and any other matter (including any question of fact) raised by a claimant or identified by the Retirement Committee. All decisions of the Committee shall be conclusive and binding upon all affected persons. The expenses of the Committee shall be paid directly by the Company.

Article 5.  General Provisions

     5.01 The establishment of the Plan shall not be construed as conferring any legal rights upon any person for a continuation of employment, nor shall it interfere with the rights of the Company to discharge any employee and to treat him without regard to the effect which such treatment might have upon him as a Member of the Plan. No legal or beneficial interest in any of the Company's assets is intended to be conferred by the terms of the Plan.

     5.02 In the event that the Committee shall find that a Member or other person entitled to benefits hereunder is unable to care for his affairs because of illness or accident, the Committee may direct that any benefit payment due him, unless claim shall have been made therefor by a duly appointed legal representative, be paid to his spouse, a child, a parent or other blood relative, or to a person with whom he resides, and any such payment so made shall be a complete discharge of the liabilities of the Company and the Plan therefor.

     5.03 The Company shall have the right to deduct from each payment to be made under the Plan any required withholding taxes.

     5.04 Subject to any applicable law, no benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, any attempt so to do shall be void, nor shall any such benefit be in any manner liable for or subject to garnishment, attachment, execution or levy, or liable for or subject to the debts, contracts, liabilities, engagements or torts of the Member. In the event that the Committee shall find that any Member or other person entitled to benefits hereunder has become bankrupt or has made any such attempt with respect to any such benefit, such benefit shall cease and terminate, and in that event the Board shall hold or apply the same to or for the benefit of such Member or other person entitled to benefits.

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     5.05   (a)  In the event that a Member (i) is discharged for willful, deliberate, or gross misconduct as determined by the Board of Directors or a duly constituted committee thereof; or (ii) if following the Member's termination of employment with the Company and, within a period of three years thereafter, the Member engages in any business or enters into any employment which the Board of Directors or a duly constituted committee thereof determines to be either directly or indirectly competitive with the business of the Company or substantially injurious to the Company's financial interest (the occurrence of an event described in (i) or (ii) shall be referred to as "Injurious Conduct"), all benefits which would otherwise be payable to him under the Plan shall be forfeited. Further, the Board of Directors or a duly constituted committee thereof, in its discretion, may require the Member who has engaged in Injurious Conduct to return any amounts previously received by the Member, provided the right to require repayment under this subsection (a) must be exercised within ninety (90) days after the Board (or committee, as the case may be) first learns of the Injurious Conduct, but in no event later than twenty-four
                 (24) months after the Member's termination of employment with the Company. A Member may request the Board of Directors or a duly constituted committee thereof, in writing, to determine whether any proposed business or employment activity would constitute Injurious Conduct. Such a request shall fully describe the proposed activity and the Board's (or the committee's, as the case may be) determination shall be limited to the specific activity so described.

            (b) Notwithstanding the foregoing, benefits shall not cease or be forfeited or be required to be repaid merely because the Member
                 (1) owns publicly traded shares of stock of a corporation which competes with the Company, or (2)(a) acts as a consultant for,
                 (b) has an investment in, or (c) is a Board member of a business where after the Member notifies the Company in writing in advance of his potential involvement under (2)(a), (b) or
                 (c), the Company's Board of Directors or a duly constituted committee thereof determines that the Member will not be in violation of the Company's Conflicts of Interest policy, or (3) becomes associated with a business which competes with the Company within two years following a "change in control" and is eligible for benefits under the Employment Protection Plan for Salaried Employees or any individual severance agreement.

            (c) A "change in control" shall occur if and when (i) any person acquires "beneficial ownership" of more than 28% of the then outstanding "voting stock" of the Company and within five years thereafter, "disinterested directors" no longer constitute at least a majority of the entire Board of Directors or (ii) there shall occur a "business combination" with an "interested shareholder." For the purpose of this Section, the terms "person," "beneficial ownership," "voting stock," "disinterested director," "business combination," and "interested shareholder" shall have the meaning given to them in Article 7 of the Company's Articles of Incorporation as in effect on May 1, 1985. Notwithstanding the preceding sentence, for any Member who is covered by an individual severance agreement, a "change in

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                 control" shall have the meaning assigned to such term by the individual severance agreement.

     5.06 The Plan shall be constructed, regulated and administered under the laws of the Commonwealth of Pennsylvania.

     5.07   The masculine pronoun shall mean the feminine wherever appropriate.

     5.08 The Board of Directors may, through written resolutions adopted by the Board of Directors, amend or discontinue the Retirement Benefit Equity Plan at any time; provided, however, that if the Plan is amended to discontinue or reduce the amount of supplemental benefit payments (except as may be required pursuant to any plan arising from insolvency or bankruptcy proceedings) (a) any Member who is being paid his supplemental benefits immediately prior to the effective date of the amendment shall continue to be paid his supplemental benefits in the amount and manner (as provided under Article 3 hereof) as they were being paid at the time of such amendment, and (b) any Member who is not being paid his supplemental benefits immediately prior to the effective date of the amendment shall be entitled to receive (i) the supplemental benefits accrued by such Member as of the effective date of the amendment, with such supplemental benefits being paid in the form and at the time elected by the Member under Section 3.02, and (ii) any legal fees and related expenses incurred by the Member in receiving such supplemental benefits (as permitted under Section 5.09(e)) and interest under Section 5.09(f) (to the extent applicable). Notwithstanding the preceding sentence, any written employment agreement between the Executive Committee and any Member described in clause (b) of the preceding sentence shall govern to the extent such agreement either amends or discontinues the Member's supplemental benefits under the Plan, and Section 5.05 shall govern to the extent any Member engages in Injurious Conduct as defined under that section.

            In addition, the Board of Directors may by written resolution delegate to the Executive Committee of the Board of Directors this authority to amend the Plan. The Executive Committee shall amend the Plan by means of written resolution in accordance with the authorization of the Board of Directors, provided, however, that any such amendment by the Executive Committee also may be made through the terms of a written employment agreement entered into between a Member and the Executive Committee.

     5.09   (a)  Any person claiming a benefit, requesting an interpretation or ruling under the Plan, or requesting information under the Plan shall present the request in writing to the Committee which shall respond in writing as soon as practicable.

            (b) If the claim or request is denied, the written notice of denial shall state:

                 (i) The reasons for denial, with specific reference to the Plan provisions on which the denial is based.

                 (ii) A description of any additional material or information required and an explanation of why it is necessary.

                 (iii)  An explanation of the Plan's claim review procedure.


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            (c)  Any person whose claim or request is denied or who has not received a response within thirty (30) days may request review by notice given in writing to the Committee. The claim or request shall be reviewed by the Committee who may, but shall not be required to, grant the claimant a hearing. On review, the claimant may have representation, examine pertinent documents, and submit issues and comments in writing.

            (d) The decision on review shall normally be made within sixty (60) days. If an extension of time is required for a hearing or other special circumstances, the claimant shall be notified and the time limit shall be one hundred twenty (120) days. The decision shall be in writing and shall state the reasons and the relevant Plan provisions. All decisions on review shall be final and bind all parties concerned.

            (e) In the event a Member's claim for supplemental benefits under this Plan is denied and the Member successfully appeals the denial of such claim under the foregoing procedures, the Company shall pay or reimburse the legal fees and expenses directly incurred by the Member in connection with his appeal subject to a maximum payment or reimbursement of one-third of the Actuarial Equivalent Present Value of the supplemental benefits to which the Member is entitled. For purposes of the preceding sentence, actuarial equivalence shall be determined using the Present Value Factors. Any such legal fees and expenses shall be paid by the Company to, or on behalf of, the Member no later than thirty (30) days following the Member's written request for the payment of such legal fees and expenses, provided the Member supplies the Committee with evidence of the fees and expenses incurred by the Member that the Committee, in its sole discretion, determines is sufficient.

            (f) Further, in the event a Member's claim for supplemental benefits under this Plan is denied and the Member successfully appeals the denial of such claim under the foregoing procedures, the Company shall pay to the Member interest on the portion of the Member's supplemental benefits that were not otherwise paid when due because of the initial denial of the claim. For purposes of the preceding sentence, interest shall accrue at an annual rate equal to the prime rate as quoted in the Wall Street Journal as of the date the supplemental benefits would otherwise have been paid if the claim had not initially been denied, plus five percent (5%), and shall be adjusted as necessary to reflect any partial payment or payments of the amounts owed to the Member.


As Amended Through December 13, 1999

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